EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of January, 2005, by and between CHARLES K. GIFFORD (“Executive”) and BANK OF AMERICA CORPORATION, a Delaware corporation (“Bank of America”).

STATEMENT OF PURPOSE

Executive has served as an associate in the position of Chairman of Bank of America’s Board of Directors since the merger of Bank of America and FleetBoston Financial Corporation (“FleetBoston”) effective April 1, 2004. Prior to that, Executive served for a number of years in various senior executive positions for FleetBoston and its predecessor, BankBoston Corp. (“BankBoston”), including as Chairman and Chief Executive Officer of FleetBoston at the time of the closing of the merger with Bank of America. Executive is retiring from his employment with Bank of America as Chairman effective January 31, 2005. Bank of America desires to continue to have the benefit of the advice, counsel and services of Executive following his retirement as described herein. The parties also desire to confirm the payment of certain severance benefits due upon Executive’s retirement under certain predecessor agreements as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the mutual covenants herein contained, Bank of America and Executive agree as follows:

1. Retirement. Effective January 31, 2005, Executive shall retire as an associate in the position of Chairman of Bank of America’s Board of Directors. Executive shall remain on the Board of Directors following January 31, 2005, and senior management of Bank of America shall use its best efforts to support Executive in his election as a member of the Board of Directors of Bank of America at the Spring 2005 annual shareholders meeting, subject to the principles established in the Bank of America Corporate Governance Guidelines as it may be revised from time to time by the Board of Directors.

2. Consulting Services. During the Term (as defined herein), Executive shall stand ready and shall furnish to Bank of America such reasonable services of an advisory or consulting nature with respect to its business and affairs as Bank of America may reasonably call upon him to furnish and his health and other business commitments may permit, including without limitation the following: (i) advice to Bank of America Foundation regarding philanthropic activities in the Northeast and (ii) advice to the Northeast marketing executive regarding Bank of America initiatives. In providing services hereunder, the parties acknowledge and agree that (A) Executive shall be available for the Term upon reasonable notice and at reasonable times for periodic consultations, either in person or by telephone, (B) in performing consulting services hereunder, Executive shall not be an employee of Bank of America but shall act in the capacity of independent contractor, and (C) Executive shall not be required to render such services during reasonable vacation periods or times of illness, disability or other incapacity. Bank of America shall reimburse Executive for any reasonable out-of-pocket business expenses consistent with Bank of America’s expense reimbursement guidelines as in effect from time to time, including travel, lodging and meals, incurred by Executive in performing the services described in this paragraph 2.

3. Acknowledgement and Release.

(a) Acknowledgement Regarding FleetBoston CIC Agreement. Executive acknowledges that his retirement does not constitute a termination of employment for “Good Reason” under his Agreement with FleetBoston dated October 1, 1999, as subsequently amended.

(b) Release. As further consideration for this Agreement, Executive’s entitlement to the payments and benefits provided under this Agreement following Executive’s retirement shall be conditioned upon Executive’s execution and non-revocation of a general release of claims in the form attached hereto as Addendum 1.

4. Consideration. In consideration of Executive’s obligation to be available to and to render advisory and consulting services pursuant to the provisions of paragraph 2 and Executive’s agreements set forth in paragraph 3, during the Term (or for such other period as expressly specified below), so long as Executive is complying with the terms and conditions of this Agreement, Bank of America shall provide Executive with the following benefits:

(i)	An annual consulting retainer in the amount of fifty thousand dollars ($50,000) for each year during the Initial Term (as defined herein). The annual consulting retainer for each such year shall be payable in equal monthly installments during the year.

(ii)	An office in Boston, Massachusetts or at such other location as Executive may request for as long as Executive may request, and administrative support at such office during the Initial Term; provided that (i) such administrative support shall automatically continue for additional one-year terms unless, at least sixty (60) days prior to the end of the Initial Term or any such additional one-year term either party provides the other written notice of non-continuation of such administrative support; and (ii) such office and administrative support shall be reasonable and appropriate in size and scope.

(iii)	Provision by Bank of America of a car and driver service for Executive when, in the course of the provision of services under paragraph 2 above, Executive is requested to attend Bank of America-related events.

(iv)

Access to a Bank of America provided aircraft through NetJets (or similar third-party service) for personal use for up to (i) one hundred twenty (120) hours per year during the Initial Term and (ii) one hundred (100) hours per year during any Renewal Term (as defined herein). In that regard, Executive may bring such number of additional passengers on such aircraft as available seating permits, and Executive need not be one of the passengers subject to prior approval of Bank of America (such approval not to be unreasonably withheld).

(v)	The opportunity to purchase from Bank of America (at face value) up to four (4) of Bank of America’s season tickets to fifteen (15) Boston Red Sox games (as selected by Executive) each year for as long as Executive may request.

(vi)	Payment for tax return preparation for tax year 2004.

Executive acknowledges that the value of the benefits above shall be taxable to Executive to the extent required by applicable laws, and that Bank of America shall not provide any tax gross-up with respect to such benefits.

5. Confirmation Regarding Certain Incentive Awards. Executive shall be entitled to receive an annual incentive award with respect to performance of services during 2004 not to exceed Eight Million Dollars ($8,000,000), to be determined at the January 2005 meeting of the Compensation Committee of the Bank of America Board of Directors. In addition, Executive shall be entitled to receive an incentive award for services during January 2005 equal to one-twelfth (1/12th) of the performance year 2004 incentive award. Both incentive awards shall be payable in cash on or as soon as administratively practicable after Executive’s retirement date. In addition, for purposes of determining the amount of Executive’s benefits under the FleetBoston Supplemental Executive Retirement Plan, (i) the payment of the incentive awards described in this paragraph 5 shall be taken into account in determining Executive’s “Average Annual Compensation” but (ii) the incentive award paid in February 2000 (related to 1999 performance) shall be disregarded for such purpose.

6. Term. The initial term of the Agreement (the “Initial Term”) shall commence as of the effective date of Executive’s retirement from Bank of America and shall continue in effect until the fifth (5th) anniversary of such retirement. Unless either party provides the other with at least sixty (60) days’ advance written notice of termination of the Agreement as of the end of the Initial Term, the Agreement shall thereafter be automatically extended for additional one (1) year periods (each a “Renewal Term”) unless, at least sixty (60) days prior to the end of any such Renewal Term, either party provides the other party written notice of termination to be effective at the end of the Renewal Term. Notwithstanding the foregoing, the Agreement shall automatically terminate in the case of Executive’s death. For purposes of this Agreement, “Term” means collectively the Initial Term and any Renewal Term.

7. Miscellaneous.

(a) Conditions. This Agreement shall not become effective or enforceable unless and until it has been approved by both the Compensation Committee of the Board of Directors of Bank of America and by the Board of Directors of Bank of America.

(b) Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax or by mail to such address and directed to such person(s) as Bank of America may notify Executive from time to time; and to Executive, at Executive’s address as shown on the records of Bank of America, or at such other address as Executive, by notice to Bank of America, may designate in writing from time to time.

(c) Entire Agreement. This Agreement contains the entire agreement between Bank of America and Executive with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).

(d) Applicable Law. This Agreement shall be enforced, interpreted and construed under the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule requiring construction against the draftsman.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.

(f) Tax Withholding. Bank of America may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Captions. The captions and headings set forth in this Agreement are for convenience of reference only and shall not be construed as a part of this Agreement.

(h) Multiple Originals. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

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IN WITNESS WHEREOF, Executive has hereunto set his hand and seal, and Bank of America has caused this Agreement to be executed by its duly authorized representative, all as of the day and year first above written.

/s/ CHARLES K. GIFFORD
Charles K. Gifford

“Executive”

BANK OF AMERICA CORPORATION

By:	/s/ J. STEELE ALPHIN
J. Steele Alphin, Corporate Personnel Executive

“Bank of America”

ADDENDUM 1

Release

For and in consideration of the payments and other benefits following retirement as set forth in the Retirement Agreement between Bank of America Corporation and Charles K. Gifford (“Executive”), dated January 26, 2005 (the “Agreement”), Executive hereby agrees to waive, release and fully discharge, and agrees not to pursue, any and all claims for relief and/or cause of action Executive may have against Bank of America Corporation (the “Company”), its past and present parent corporations, its predecessors (including but not limited to FleetBoston Financial Corporation), their past and present divisions, subsidiaries, affiliates and related companies, their respective successors and assigns and all past and present directors, officers, employees, and agents of these entities, personally, and as directors, officers, employees, and agents and all employee benefit plans of the Company (the “Benefit Plans”) and all trustees, fiduciaries and administrators of the Benefit Plans (hereinafter referred to collectively as the “RELEASEES”) arising at any time in the unlimited past up to the time Executive signs this Release, whether known or unknown to Executive, including without limitation, any matters involving Executive’s employment, compensation, common law claims or any claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 or any other federal, state or local statutes or regulations, presently or hereafter enacted, or any claims, demands or causes of action for monetary or equitable relief, including back pay, front pay, reinstatement, compensatory, punitive damages, attorneys’ fees, expenses and cost of litigation. Executive further represents that he has not filed any claim against the Company in any forum up to the date of this Release. This Release does not apply to (i) any claims arising out of Executive’s status as a credit card holder, depositor or customer of the Company or (ii) any rights Executive may have under COBRA.

Executive acknowledges having received a “Summary of Payments” setting forth the payments due to Executive under the March 14, 1999 Employment Agreement with FleetBoston, as subsequently amended (the “Prior Employment Agreement”), and under the FleetBoston Supplemental Executive Retirement Plan (the “SERP”) in connection with Executive’s retirement, which payments are not due until after this Release has been executed and the non-revocation period expired. Executive acknowledges and agrees that the “Summary of Payments” accurately describes the amounts due to Executive under the Prior Employment Agreement and the SERP.

Notwithstanding anything else herein to the contrary, this Release shall not affect and shall not be a waiver of: (a) Executive’s rights under, or the obligations of the Company pursuant to, (i) the Agreement that by their terms are to be performed after the date hereof, (ii) the Prior Employment Agreement with respect to the payment referenced in the Summary of Payments above or (iii) the Agreement with FleetBoston dated October 1, 1999, as subsequently amended, with respect to the payments and other provisions of Section 9 thereof (related to gross-up payments for certain excise taxes); (b) obligations to indemnify Executive respecting

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acts or omissions in connection with Executive’s service as a director, officer or employee of the Company or its affiliates; (c) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and the Company or any of its affiliates are jointly responsible; or (d) Executive’s rights to vested benefits, if any, under any Benefit Plan, including without limitation payment of any SERP benefits referenced in the Summary of Payments above.

Notwithstanding the above, nothing in this Release will be construed to prevent Executive from filing a charge with or assisting in any investigation or proceeding conducted by or through a federal, state or local court or agency; however, Executive agrees to waive the right to recover any damages or other relief in any claim or suit brought by or through any federal, state, or local court or agency.

By signing this Release, Executive has waived any right he may have had to bring a lawsuit or make any claim against the RELEASEES based on any acts or omissions taken by the RELEASEES up to the date of the signing of this Release.

This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with it being Executive’s intent and full understanding that, except as specifically provided herein, Executive is releasing all claims against RELEASEES. Executive acknowledges and agrees that, at least in part, the consideration offered Executive herein is in addition to any other consideration to which Executive is already entitled. Executive further acknowledges and agrees that:

a. Executive has been given a reasonable period of time within which to consider this Release, up to and including twenty-one (21) days;

b. Executive has read carefully and fully understands the terms of this Release, and Executive has had the opportunity to consult with an attorney and has been advised by the Company to consult with an attorney, prior to signing this Release;

c. any changes to this Release, material or otherwise, will not restart the twenty-one (21) day review period;

d. Executive may accept and sign this Release prior to the expiration of the twenty-one (21) day review period, provided Executive’s acceptance is knowing and voluntary;

e. Executive is executing this Release voluntarily and knowingly and that, notwithstanding Executive’s voluntary and knowing execution, Executive may revoke consent to this Release at any time within seven (7) days of the date of its execution and delivery to the Company, and this Release shall not become effective until this seven (7) day revocation period has expired;

f. whether Executive signs this Release at or prior to the expiration of the twenty-one (21) day review period, the seven (7) day revocation period may not be shortened or waived; and

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g. If Executive chooses not to revoke his or her consent to this Release, Executive shall properly complete, sign and return Attachment A to E. Randall Morrow, Senior Vice President at:

Bank of America, Executive Compensation

100 North Tryon Street

NC1-007-21-02

Charlotte, NC 28255

Executive understands that Attachment A cannot be signed until the eighth (8th) day after Executive signs the Release and that Executive’s receipt of any of the payments or benefits referenced herein is contingent upon Executive signing and returning both the Release and Attachment A.

Please sign and return this Release to E. Randall Morrow at the address noted above, whereupon it shall constitute a binding agreement between Executive and the Company on the terms set forth above.

Date	Charles K. Gifford

Bank of America Corporation, by:

Date	J. Steele Alphin Corporate Personnel Executive

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Attachment A

STATEMENT OF NON-REVOCATION AND CONFIRMATION OF

RELEASE AS OF THE DATE SHOWN ON THIS FORM

By signing below, I hereby verify that I have chosen not to revoke my agreement to and execution of the Release. My signature confirms my renewed agreement to the terms of that Release. I also agree, that as of the date I sign this document, to the extent permitted by law, my release and waiver of any and all claims I may have relating to my employment with the Company and/or the termination of that relationship and/or release of other claims arising before execution of the Release as set forth in the Release shall apply with the same force and effect as if set forth fully herein to the period of time between the time I signed the Release and the date I sign this document.

Name (Please Print)

Signature*	Date*

*	DO NOT SIGN, DATE OR RETURN THIS DOCUMENT UNTIL EIGHT (8) DAYS AFTER YOU SIGN THE RELEASE.

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